Exhibit 99.1

February 19, 2016,

Valued Shareholders,

We are pleased to send you this letter to provide updates to shareholders of NightFood Holdings, Inc.

On February 9, 2016, we filed our Form 10-Q with the SEC for the second quarter of our 2016 fiscal year (ending June 30, 2016). You can access and review the Form 10-Q by going to the website of the Securities and Exchange Commission at www.sec.gov.

In January of 2016, we received our first purchase order from a national distributor. It took approximately one year from our initial discussions with KeHE Distributors, LLC until that purchase order was issued. KeHE specializes in the distribution of natural, organic and specialty food and beverage products to supermarkets, natural food retailers, specialty food retailers, grocers, and other retail channels, and is the second largest distributor in the country for products such as NightFood.

Subsequent to the receipt of that purchase order, the Company and KeHE mutually agreed that moving forward with the new packaging was the best way to proceed together. As the initial PO was for the old packaging, with a supplement facts panel rather than a nutritional panel, and a 6-pack instead of a 12-pack, there are now some additional administrative steps to be taken before KeHE distribution of our product begins.

We are excited that KeHE has accepted the new packaging as it was designed for the type of mainstream retail locations we are focusing on, and for which KeHE already has NightFood purchase commitments from retail buyers. During the current change-over period, NightFood brokers will continue to work towards bringing more retailers on board in additional regions, as we’ve been approved for distribution in six of KeHE’s ten United States distribution centers.

The packaging feedback we have been getting from brokers, distributors, and retail buyers has been very positive. In fact, the primary focus for the company over the previous two quarters has been the rebranding and repositioning of the NightFood product line, along with shifting our distribution strategy away from the specialty nutrition vertical and towards more mainstream supermarkets, grocery stores, gourmet markets, and the like.

We believe these two initiatives, which may appear unrelated, will work synergistically to allow our products to gain traction in the marketplace during calendar 2016.

I will address each separately below.

●	Positioning & Packaging – Through consumer feedback and paid consultation from several branding and marketing agencies, we identified what we believe are the critical elements to our success at retail and the keys to category ownership.

Our brand audit revealed that NightFood should be positioned and packaged as a line of “better-for-you” snacks, and not as a functional dietary supplement. We concluded that the “hard benefits” related to better sleep and the consumption of fewer calories are not as powerful in the marketplace as the softer, more emotional benefits of simply snacking better at night.

We believe consumers already know that eating ice cream or candy before bed isn’t a good thing to do and that they already feel stressed and guilty about it. Rather than focus on cold benefits and logic, our new packaging addresses the emotions tied to the old behavior and the new. With our new packaging, we’re communicating to consumers that NightFood products give them the ability to have something delicious at night, something that satisfies those common and popular cravings, but without the guilt.

Allowing consumers to make a minor shift in their snacking patterns that can alleviate a large amount of stress and guilt from their day is a powerful value proposition. In fact, this was the original vision I had for NightFood upon conception of the concept, and I’m excited to be able to go to market with a brand message that so clearly reflects that original vision.

Which brings us to The CraveMonster™. After our initial brand audit with BrandHive, we engaged OffWhite  Design Co. to bring the brand to life, and execute on the packaging design. OffWhite is perhaps best known for their iconic design of the classic Chobani packaging, the refresh of the Popcorn, Indiana brand and the flavor profile work they did for the 16 Handles chain of frozen yogurt restaurants.

When OffWhite initially presented the CraveMonster concept, it was very different from what was expected. And that’s where we believe much of the power lies. This is such a novel concept, but we believe it’s also 100% on point.

As a company, we understand why night cravings occur, and why consumers are often helpless to resist them.  OffWhite suggested we personify this combination of powerful cravings and decreased willpower as “The CraveMonster”.  By giving a fun and almost mischievous personality to the problem, our brand now has a more engaging personality without taking itself so seriously. We believe this catchy and clever packaging will drive additional consumer trial and adoption, and the refined positioning will make it easier for consumers to quickly “get” the concept of NightFood and understand our brand promise. We are now able to communicate the NightFood brand in a fun way, and without “beating people up” over health benefits.

While we maintain there is tremendous credence and value to the scientific and health benefits delivered by consuming NightFood compared to other popular night snack options as communicated on our previous packaging, we believe that consumers will be more motivated to adopt our products based on the warmer, more emotional, and less benefit-focused appeal our new packaging delivers.

●	Distribution - At the same time the positioning and packaging was being tailored for the snack aisles of mass retail, we’ve also been laying the foundation for, and making initial inroads to, mass retail distribution. Ultimately, we believe our relationship with KeHE will be one of many important distribution relationships to help us grow into a national brand.

In addition to being in review and discussions with other national distributors, our distribution model will ultimately include a combination of national distributors (such as KeHE and others) along with regional DSD (direct store delivery) distributors. We’re confident that more distribution news will be coming in the next several months that will allow us to make addional progress towards national mainstream retail.

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With the new distribution coming online, and our new packaging now in our warehouse, the next challenge is retail sell-through. We’re optimistic that the right packaging and placement will have a positive impact on velocity at retail.

Sufficient velocity can be expected to result in substantial revenue increases over the next several quarters, through the combination of added retail outlets and reorders from existing channels and outlets. Should the product generate sufficient sell-through, the path to widespread national distribution would be clear, as we believe the sell-through data and retail demand would provide the company the ability to raise the additional capital needed to make this a national brand.

Towards that end, the Company has initiated a new round of fundraising, choosing to take advantage of the new SEC rules regarding general solicitation and rule 506c. The advertised offering is 1,000,000 shares at $.75 per share. Simultaneously, the company has implemented some investor relations efforts to drive investor awareness of our story.

We are excited and optimistic about our new packaging and distribution channels. We hope to be able to release more positive news in the coming weeks and months as we work towards building distribution, awareness, revenues, and valuation.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

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